Filed Pursuant To Rule 433

Registration No. 333-217785

January 29, 2018

INVESTMENT PROFESSIONAL USE ONLY
December 2017

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	62,354,756	16,176,000,162	64,179,588	12,727	14,133	3,301,638	3,598,686	237	0.30	163,961,041
MDY	SPDR S&P MidCap 400® ETF	0.07	0.02	0.06	807,931	271,503,221	861,618	2,037	2,148	684,534	706,692	121	0.40	2,114,466
SLY	SPDR S&P 600 Small Cap ETF	0.32	0.24	0.30	12,816	1,680,081	15,583	1,590	1,711	208,433	221,078	88	0.50	6,210
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.01	2,791,490	658,628,280	2,497,553	2,101	2,116	495,710	487,061	128	0.40	6,285,533
SPTM	SPDR Portfolio Total Stock Market ETF	0.02	0.06	0.17	265,576	8,558,864	131,675	6,482	3,290	208,915	183,024	203	0.30	83,423
SPSM	SPDR Portfolio Small Cap ETF	0.02	0.08	0.14	390,765	11,470,468	160,655	3,254	2,606	95,505	123,723	109	0.50	30,964
SPLG	SPDR Portfolio Large Cap ETF	0.01	0.04	0.11	258,279	7,849,719	111,398	4,113	1,967	124,994	87,179	190	0.30	82,141
SPMD	SPDR Portfolio Mid Cap ETF	0.01	0.03	0.12	147,151	4,804,946	81,123	1,837	1,328	59,978	79,364	215	0.50	42,318
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.10	0.16	0.10	5,351	337,375	8,524	874	1,064	55,106	65,362	147	0.30	7,043
SHE	SPDR SSGA Gender Diversity Index ETF	0.06	0.08	0.06	3,912	278,634	3,812	3,002	4,988	213,832	352,103	105	0.30	17,887
US Style														
SPYG	SPDR Portfolio S&P 500 Growth ETF	0.01	0.04	0.05	236,070	7,638,900	124,743	1,989	1,439	64,364	57,747	126	0.40	64,972
SPYV	SPDR Portfolio S&P 500 Value ETF	0.01	0.04	0.06	238,991	7,148,836	102,292	2,494	2,104	74,596	69,958	142	0.30	62,356
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.13	0.09	0.13	29,825	4,587,206	26,572	742	731	114,127	109,789	84	0.40	4,011
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.09	0.09	0.08	35,285	3,536,011	31,619	930	1,108	93,195	110,002	97	0.40	10,222
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.52	0.22	0.52	17,026	3,916,492	18,067	1,827	2,338	420,265	530,516	53	0.60	5,455
SLYV	SPDR S&P 600 Small Cap Value ETF	0.16	0.13	0.18	53,807	6,830,188	42,918	939	1,292	119,197	162,366	81	0.60	18,775
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	3,893,829	364,353,785	4,159,869	9,337	9,304	873,663	851,409	169	0.40	11,134,589
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	8,891,757	483,321,693	10,947,110	66,905	82,281	3,636,956	4,471,150	403	0.50	33,218,799

Source: NYSE, Nasdaq and BATS as of 11/31/2017. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
US Sector (cont'd)														
XLE	Energy Select Sector SPDR Fund	0.01	0.02	0.01	11,939,017	818,152,713	11,888,850	19,531	22,178	1,338,459	1,497,902	236	0.70	28,286,080
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	55,525,597	1,476,554,904	55,891,565	792,732	922,757	21,078,744	23,945,544	1,422	0.50	77,108,898
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	5,939,468	484,859,211	6,558,563	13,171	14,754	1,075,149	1,211,156	247	0.40	21,046,345
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	7,485,035	537,130,552	8,568,461	20,407	27,330	1,464,406	1,940,977	314	0.50	23,105,773
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,014,617	235,490,138	4,261,342	17,251	22,704	1,011,944	1,308,886	257	0.50	16,619,065
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	9,306,545	591,998,958	8,693,479	47,352	59,083	3,012,061	3,613,516	298	0.50	30,296,060
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	10,444,057	583,193,576	11,814,343	24,918	30,591	1,391,421	1,673,940	326	0.50	41,822,212
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	1,689,069	56,476,065	1,733,807	50,699	52,274	1,695,375	1,718,769	494	0.40	3,379,703
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	1,952,184	88,890,912	2,196,469	4,640	5,437	211,259	240,044	168	0.80	3,907,531
KCE	SPDR S&P Capital Markets ETF	0.11	0.20	0.10	7,277	395,628	10,650	2,128	2,201	115,699	116,851	92	0.60	18,745
KIE	SPDR S&P Insurance ETF	0.05	0.06	0.05	134,288	9,799,745	156,773	1,813	1,563	132,313	131,245	124	3.50	181,291
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	6,932,446	394,658,103	6,418,320	4,436	4,223	252,541	235,432	170	0.90	19,779,630
XBI	SPDR S&P Biotech ETF	0.05	0.06	0.04	3,818,807	313,539,429	3,621,308	1,297	1,503	106,484	126,102	133	1.00	24,075,046
XNTK	SPDR NYSE Technology ETF	0.11	0.13	0.13	20,167	1,710,496	17,797	923	1,649	78,289	132,507	77	0.70	4,272
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,695,565	70,544,184	1,637,365	7,788	10,744	324,059	433,950	202	0.70	9,479,107

Source: NYSE, Nasdaq and BATS as of 11/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
US Industry (cont'd)														
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	2,394,964	74,920,367	2,453,387	8,351	7,544	261,219	241,710	197	0.80	10,041,143
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.10	0.02	692,242	10,948,598	648,288	11,236	10,010	177,754	157,057	352	1.40	472,606
XITK	SPDR FactSet Innovative Technology ETF	0.11	0.14	0.11	1,774	142,703	1,997	378	371	30,406	29,231	211	0.70	2,689
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	16,018,646	566,665,196	14,532,160	11,608	13,927	410,691	469,897	242	1.50	65,687,742
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.09	0.04	107,214	4,431,481	102,047	2,142	1,882	88,529	79,552	182	0.80	1,091,487
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	6,580,906	272,298,822	4,866,483	7,517	7,448	311,053	305,442	194	1.10	18,965,079
XSD	SPDR S&P Semiconductor ETF	0.05	0.06	0.04	139,910	10,101,551	83,682	2,193	1,864	158,335	129,865	140	1.10	646,974
XHE	SPDR S&P Health Care Equipment ETF	0.20	0.31	0.22	17,128	1,113,747	14,588	1,249	2,114	81,222	135,000	102	0.60	37,737
XTL	SPDR S&P Telecom ETF	0.17	0.26	0.18	12,955	868,665	9,362	1,203	1,193	80,661	81,291	123	0.80	1,249
XAR	SPDR S&P Aerospace & Defense ETF	0.06	0.08	0.06	112,508	9,115,308	137,970	1,773	1,735	143,648	138,904	101	0.70	2,297,940
XHS	SPDR S&P Health Care Services ETF	0.17	0.29	0.16	6,768	391,366	7,674	1,953	1,851	112,942	109,413	155	0.90	13,146
XSW	SPDR S&P Software & Services ETF	0.23	0.34	0.20	3,320	228,354	3,016	3,551	3,097	244,238	209,109	115	0.60	1,739
XTH	SPDR S&P Technology Hardware ETF	0.20	0.25	0.23	491	39,079	491	2,899	3,984	230,818	311,071	40	0.90	8,252
XTN	SPDR S&P Transportation ETF	0.04	0.07	0.05	25,185	1,516,059	22,465	1,711	1,608	103,002	95,998	137	0.90	10,519
XWEB	SPDR S&P Internet ETF	0.26	0.35	0.26	442	32,299	325	4,444	4,393	324,723	320,821	55	0.80	1,124
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.04	0.04	112,556	10,589,279	124,227	1,531	1,540	144,036	143,728	152	0.50	34,460
RWO	SPDR Dow Jones Global Real Estate ETF	0.04	0.08	0.04	193,232	9,342,777	225,878	992	1,140	47,963	54,766	148	0.30	122,406
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.04	0.01	559,067	21,728,900	525,954	6,539	6,136	254,171	237,647	274	0.40	1,695,058

Source: NYSE, Nasdaq and BATS as of 11/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report Consolidated Consolidated Avg. Avg. Avg. Quote Short Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest as Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. 3 Quote vs. 3 mo. Trade Volatility of Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) mo. trailing Size ($) trailing Size (%) 12/15/2017 Global Equities DGT SPDR Global Dow ETF 0.45 0.55 0.43 3,075 254,231 2,021 780 665 64,490 54,483 207 0.40 880 GII SPDR S&P Global Infrastructure ETF 0.14 0.26 0.15 24,143 1,272,636 16,680 613 669 32,311 35,270 216 0.30 4,809 GNR SPDR S&P Global Natural Resources ETF 0.10 0.21 0.08 94,771 4,458,316 111,836 1,512 1,280 71,124 59,546 182 0.50 157,270 CWI SPDR MSCI ACWI ex-US ETF 0.02 0.06 0.02 127,337 4,922,768 117,286 9,183 11,011 355,015 421,061 187 0.40 119,542 ACIM SPDR MSCI ACWI IMI ETF 0.34 0.44 0.33 3,919 303,624 3,249 392 412 30,368 31,440 76 0.30 868 EFAX SPDR MSCI EAFE Fossil Fuel Reserves Free ETF 0.25 0.35 0.35 801 57,775 1,207 603 430 43,519 30,767 38 0.40 1,770 SPDW SPDR Portfolio World ex- US ETF 0.02 0.06 0.03 440,543 13,759,891 238,583 26,821 17,040 837,620 527,889 350 0.40 118,573 GWX SPDR S&P International Small Cap ETF 0.07 0.19 0.07 134,730 4,841,232 167,018 658 1,596 23,642 56,323 154 0.50 61,064 LOWC SPDR MSCI ACWI Low Carbon Target ETF 0.21 0.24 0.18 3,959 351,783 2,711 251 409 22,301 35,910 112 0.40 3,329 International Developed Equities—Region/Country FEZ SPDR EURO STOXX 50 ETF 0.01 0.02 0.01 2,091,854 86,105,107 2,183,780 69,920 86,460 2,877,907 3,548,318 341 0.40 7,979,121 FEU SPDR STOXX Europe 50 ETF 0.04 0.12 0.06 74,934 2,667,382 63,348 1,132 1,011 40,299 35,931 194 0.40 7,952 SMEZ SPDR EURO STOXX Small Cap ETF 0.18 0.30 0.17 3,681 228,632 5,519 742 550 46,086 34,326 119 0.50 21,880 Emerging Market Equities SPEM SPDR Portfolio Emerging Markets ETF 0.03 0.07 0.08 285,803 10,699,583 164,932 2,065 1,195 77,314 54,032 151 0.60 86,035 GMF SPDR S&P Emerging Asia Pacific ETF 0.21 0.20 0.19 18,292 1,908,397 22,202 515 508 53,730 51,648 47 0.60 33,991 SPDR MSCI Emerging Markets Fossil Fuel Reserves Free EEMX ETF 0.33 0.48 0.42 1,080 74,269 1,603 324 307 22,288 20,907 107 0.60 6,352 EWX SPDR S&P Emerging Markets Small Cap ETF 0.06 0.13 0.07 47,431 2,408,759 52,876 735 735 37,323 37,037 149 0.40 27,659 Source: NYSE, Nasdaq and BATS as of 11/31/2017. Past performance is not a guarantee of future results. State Street Global Advisors 4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Emerging Market Equities (cont'd)														
GXC	SPDR S&P China ETF	0.10	0.09	0.11	98,216	10,711,217	75,428	331	341	36,099	36,262	69	0.80	57,909
XINA	SPDR MSCI China A Shares IMI ETF	0.10	0.43	0.12	2,781	67,413	1,406	290	297	7,030	7,187	254	0.70	200
Advanced Beta - Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.07	0.24	0.07	58,021	1,768,952	53,040	752	785	22,928	24,162	128	0.50	6,941
DWX	SPDR S&P International Dividend ETF	0.04	0.10	0.05	74,396	3,010,777	98,065	1,022	1,187	41,360	48,145	146	0.30	20,614
SDY	SPDR S&P Dividend ETF	0.03	0.03	0.02	376,789	35,110,137	383,110	1,846	1,639	172,010	151,050	182	0.30	520,145
WDIV	SPDR S&P Global Dividend ETF	0.07	0.11	0.08	8,117	556,235	9,278	509	527	34,877	35,915	129	0.30	7,371
SPYD	SPDR Portfolio S&P 500 High Dividend ETF	0.01	0.03	0.03	128,921	4,748,932	83,080	838	1,781	30,872	65,113	205	0.30	47,643
Advanced Beta - Multi Factor														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.05	0.08	0.05	720	43,323	2,042	1,087	873	65,448	52,074	189	0.30	64
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.05	0.08	0.05	2,073	134,960	1,442	902	940	58,729	60,357	148	0.50	4,452
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.26	0.33	0.26	4,828	378,096	2,412	481	489	37,667	37,795	128	0.60	985
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.15	0.29	0.15	1,222	64,452	1,081	861	846	45,401	44,593	39	0.40	361
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.32	0.50	0.30	9,031	580,244	11,174	903	1,031	58,018	65,706	161	0.40	4,814
QWLD	SPDR MSCI World StrategicFactors ETF	0.17	0.23	0.39	74	5,475	418	993	831	73,740	59,633	120	0.90	252
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.24	0.38	0.28	7,409	469,108	7,446	560	621	35,454	38,837	187	0.50	61,299
QUS	SPDR MSCI USA StrategicFactors ETF	0.10	0.13	0.09	2,205	165,123	3,369	251	394	18,800	28,896	113	0.30	16,191
Advanced Beta - Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.14	0.23	0.14	226	13,373	563	4,577	4,358	271,050	252,633	22	0.50	10,445

Source: NYSE, Nasdaq and BATS as of 11/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Advanced Beta - Single Factor (cont'd)														
VLU	SPDR S&P 1500 Value Tilt ETF	0.73	0.72	0.62	954	94,168	654	1,134	877	111,994	85,332	127	1.00	5,901
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.54	0.48	0.54	609	67,842	864	719	741	80,133	79,976	70	0.40	2,629
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.15	0.17	0.23	3,644	332,173	2,971	246	353	22,425	31,749	74	0.30	8,293
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.26	0.27	0.28	17,086	1,634,831	11,424	1,834	2,066	175,477	196,848	240	0.50	8,807
ONEY	SPDR Russell 1000 Yield Focus ETF	0.12	0.17	0.20	240	17,425	300	347	2,685	25,185	190,877	22	0.60	467
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.17	0.23	0.24	6,318	470,737	6,155	485	658	36,137	48,251	105	0.40	29,318
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.17	0.22	0.20	1,026	75,687	4,243	645	1,103	47,569	78,600	119	0.40	1,265
Advanced Beta - Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.10	0.30	0.10	5,752	185,342	4,563	491	498	15,820	16,095	160	0.20	1,505
Fixed Income - US Government														
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	0.01	0.02	0.01	516,603	24,221,843	556,237	982,492	1,330,000	46,069,050	61,326,300	683	4.80	525,707
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.09	0.06	62,495	3,735,188	48,917	6,400	8,215	382,528	492,325	285	0.10	19,842
SPTL	SPDR Portfolio Long Term Treasury ETF	0.03	0.08	0.04	87,545	3,172,850	74,518	7,864	4,851	284,991	207,518	235	0.40	12,430
IPE	SPDR Bloomberg Barclays TIPS ETF	0.04	0.08	0.05	62,170	3,514,205	48,693	4,576	5,317	258,681	300,623	124	0.20	30,202
SPTS	SPDR Portfolio Short Term Treasury ETF	0.01	0.04	0.02	77,548	2,328,321	43,139	4,979	8,775	149,470	264,588	328	0.00	35,344
TIPX	SPDR Bloomberg Barclays 1-10 Year TIPS ETF	0.03	0.15	0.03	17,226	336,238	23,461	1,608	2,013	31,388	39,294	386	0.10	56,204
Fixed Income - US Investment Grade Corporates														
SPSB	SPDR Portfolio Short Term Corporate Bond ETF	0.01	0.05	0.01	608,811	18,598,597	499,246	19,317	20,628	590,134	631,796	499	0.00	242,054
SPIB	SPDR Portfolio Intermediate Term Corporate Bond ETF	0.02	0.07	0.02	680,128	23,381,900	565,791	8,749	10,348	300,791	356,824	310	0.10	77,744

Source: NYSE, Nasdaq and BATS as of 11/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Fixed Income - US Investment Grade Corporates (cont'd)														
SPLB	SPDR Portfolio Long Term Corporate Bond ETF	0.02	0.07	0.08	137,803	3,873,684	82,317	2,754	2,383	77,415	83,179	353	0.30	46,939
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.04	0.01	659,055	20,268,813	376,911	8,969	9,471	275,797	291,139	250	0.00	848,636
Fixed Income - High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	13,005,925	478,519,316	9,126,226	99,554	100,595	3,662,592	3,720,003	674	0.30	40,226,568
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	2,505,338	69,318,229	1,679,706	31,896	33,684	882,562	935,405	413	0.20	423,434
CJNK	SPDR ICE BofAML Crossover Corporate Bond ETF	0.30	1.02	0.21	27,001	717,412	19,323	468	474	12,435	12,632	161	0.30	9,327
Fixed Income - US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.04	0.16	0.05	64,209	1,683,258	45,749	765	1,198	20,058	31,448	131	0.10	13,222
Fixed Income - US Aggregate														
SPAB	SPDR Portfolio Aggregate Bond ETF	0.02	0.08	0.04	357,436	10,293,209	194,964	9,167	5,995	264,010	217,177	295	0.10	74,228
Fixed Income - Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.03	0.01	475,453	24,632,040	799,996	1,635	2,500	84,709	128,125	148	0.30	1,864,199
PSK	SPDR Wells Fargo Preferred Stock ETF	0.05	0.11	0.05	52,862	2,362,512	56,649	2,707	4,240	120,976	189,698	167	0.20	57,555
Fixed Income - Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.02	0.01	317,279	15,303,289	308,276	12,724	11,230	613,679	544,767	481	0.10	193,079
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.04	0.02	328,574	16,044,535	303,257	2,888	2,973	141,021	145,588	121	0.10	195,822
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.15	0.27	0.15	64,073	3,568,032	85,621	679	629	37,814	35,444	184	0.20	11,239
Fixed Income - International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.10	0.18	0.14	34,440	1,948,780	38,775	650	784	36,777	44,696	141	0.30	6,599

Source: NYSE, Nasdaq and BATS as of 11/31/2017. **Past performance is not a guarantee of future results.**

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Fixed Income - International (cont'd)														
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.12	0.39	0.14	22,791	723,253	30,489	1,321	1,058	41,915	33,835	214	0.30	6,581
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.02	0.07	0.02	407,118	11,432,493	468,497	1,304	1,485	36,616	41,936	195	0.30	934,427
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.08	0.22	0.09	35,848	1,238,227	38,778	705	857	24,351	29,669	225	0.30	19,063
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.05	0.18	0.07	138,155	4,029,585	145,059	1,005	927	29,316	27,328	199	0.30	243,772
Commodity														
GLD*	SPDR Gold Trust*	0.01	0.01	0.01	5,545,424	675,231,577	7,000,894	11,448	11,985	1,393,908	1,474,754	188	0.50	12,599,487
NANR	SPDR S&P North American Natural Resources ETF	0.07	0.20	0.07	22,875	775,272	25,566	1,307	1,484	44,294	50,130	141	0.50	1,532
Active - Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.10	0.41	0.11	13,055	334,981	14,623	5,095	5,947	130,738	150,994	211	0.40	7,380
INKM	SPDR SSgA Income Allocation ETF	0.08	0.23	0.08	4,561	152,290	6,122	10,272	9,750	342,982	324,188	147	0.20	968
GAL	SPDR SSgA Global Allocation ETF	0.07	0.19	0.06	12,039	453,197	13,194	11,500	8,494	432,860	316,062	155	0.20	2,608
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.05	0.22	0.04	16,809	429,603	27,711	2,230	2,871	56,958	73,594	343	0.38	10,189
Active - Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.17	0.23	0.21	2,167	157,872	1,464	357	733	26,011	53,003	50	0.30	4,172
SYG	SPDR MFS Systematic Growth Equity ETF	0.17	0.22	0.21	7,193	560,875	4,244	477	616	37,196	47,481	82	0.30	2,181
SYV	SPDR MFS Systematic Value Equity ETF	0.11	0.16	0.12	1,206	77,139	791	312	438	19,949	27,822	75	0.30	2,310
Active - Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.04	0.02	283,740	13,876,874	346,065	2,865	3,558	140,127	174,840	226	0.10	118,131
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.15	0.29	0.13	12,266	626,576	5,590	1,355	1,827	69,114	93,534	323	0.22	2,342

Source: NYSE, Nasdaq and BATS as of 11/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

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SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 12/15/2017
Active - Fixed Income (cont'd)														
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.03	0.07	0.10	3,993	197,583	7,014	814	1,038	40,306	51,558	143	0.08	5,181
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.01	0.03	0.01	213,624	10,107,573	389,309	10,364	12,784	490,321	605,322	213	0.10	86,599
ULST	SPDR SSgA Ultra Short Term Bond ETF	0.06	0.16	0.06	5,546	223,304	5,716	3,909	3,024	157,376	121,776	169	0.10	1,985

Source: NYSE, Nasdaq and BATS as of 11/31/2017. **Past performance is not a guarantee of future results.**

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

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SPDR® ETF Trading Report ssga.com | spdrs.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. Not FDIC Insured • No Bank Guarantee • May Lose Value State Street Global Advisors © 2018 State Street Corporation. All Rights Reserved. 1985759.1.1.NA.INST Exp. Date: 1/31/2019 SPD001517

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.